Exhibit 99.1
Contacts:

Elise Caffrey	Parna Sarkar
Investor Relations	Media Relations
iRobot Corp.	iRobot Corp.
(781) 418-3003	(781) 418-3135
ecaffrey@irobot.com	psarkar@irobot.com
iRobot Reports Record Second Quarter 2006 Revenue
Revenue Grows 69 Percent over First Half 2005
BURLINGTON, Mass., July 31, 2006 – iRobot Corp. (NASDAQ: IRBT) today announced its financial results for the second fiscal quarter ended July 1, 2006.
Second-Quarter 2006 Highlights Include:
•	Revenues for the second quarter of 2006 grew 33.5 percent to $34.6 million, compared with $25.9 million for the same quarter one year ago.
•	Gross profit for the second quarter grew 86.6 percent to $11.8 million (34.1 percent of sales), compared with $6.3 million (24.4 percent of sales) in the second quarter of 2005. This growth in gross profit as a percentage of sales represents an improvement of 9.7 percentage points in Q2 of fiscal 2006 when compared to Q2 of fiscal 2005.
•	Net loss in the second quarter of 2006 was $1.8 million, or $0.08 per share, compared with a net loss in the second quarter of 2005 of $3.1 million, or $0.30 per share.
“iRobot reported another strong quarter, with sustained growth and product momentum throughout the first half of 2006,” said Colin Angle, co-founder and chief executive officer, iRobot. “The increased acceptance of our robots and iRobot’s ability to effectively execute on its plans are key drivers behind the company’s success.”
“We also launched a new version of the iRobot® Scooba® Floor Washing Robot that will sell at $299,” added Angle. “This new price point provides users the option to choose the functionality that works best for their homes.”
iRobot continued to make significant progress in its Government and Industrial robots business, securing a $64.3 million Indefinite Delivery-Indefinite Quantity (IDIQ) contract. The contract, awarded by the Naval Air Warfare Center Training Systems Division, is for iRobot PackBot® EOD robots, spare parts, training and repair services. Under the terms of the IDIQ contract, the military could order up to $64.3 million in robots, spare parts, training and repair services through May 2008.

Business Outlook and Financial Guidance
iRobot improved its financial guidance for 2006 by increasing the lower end of the revenue and pre-tax income range.
“The current trends in our business give us confidence that our revenues and pre-tax earnings results are likely to exceed the low end of our previous guidance,” said Geoff Clear, chief financial officer, iRobot. “Therefore, for full year fiscal 2006, our new revenue guidance is $182 million to $192 million and our pre-tax income guidance is breakeven to a pre-tax profit of two percent of revenues.”
Second-Quarter Conference Call
iRobot will host a conference call today at 5:30 p.m. (ET) to discuss its financial results for the second fiscal quarter ended July 1, 2006, business outlook and outlook for future financial performance. To access the call, investors should dial (913) 981-4900 approximately 10 minutes prior to the initiation of the teleconference and reference iRobot. A live, audio broadcast of the conference call also will be available at http://investors.irobot.com/events.cfm. An archived version of the broadcast will be available on the same Web site shortly after the conclusion of the live event. A replay of the telephone conference call will be available through Aug. 14, and can be accessed by dialing (719) 457-0820, access code 2708044.
About iRobot Corp.
iRobot is a provider of robots that perform dull, dirty or dangerous missions in a better way. The company’s proprietary technology, iRobot AWARE Robot Intelligence Systems, incorporates advanced concepts in navigation, mobility, manipulation and artificial intelligence. This proprietary system enables iRobot to build behavior-based robots, including its family of consumer and military robots. For additional information about iRobot, please visit www.irobot.com.
For iRobot Investors
Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to, among other things, iRobot Corp.’s expectations concerning future financial performance, investments in and expansion of its business, product development and marketing plans, and demand for and market acceptance of its products. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: our ability to operate in an emerging market; fluctuations in our operating results and the seasonality of our business; our ability to enhance our current consumer robots or develop new consumer robots; our dependence on the U.S. federal government and government contracts; our ability to expand our product offering beyond our current markets; market acceptance of our products; our ability to manage our rapid growth; changes in government policies or spending priorities; and competition. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. iRobot Corp. undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by iRobot Corp., see the disclosure contained in our public filings with the Securities and Exchange Commission.

iRobot Corporation
Consolidated Statement of Operations
(in thousands, except per share amounts)
(unaudited)

	For the three months ended		For the six months ended
	July 1,	July 2,	July 1,	July 2,
	2006	2005	2006	2005

Revenue
Product revenue	$29,594	$22,193	$62,950	$34,724
Contract revenue	4,967	3,693	9,820	8,232
Royalty revenue	—	—	—	62

Total	34,561	25,886	72,770	43,018

Cost of Revenue
Product revenue	18,833	16,923	41,300	26,760
Contract revenue	3,951	2,652	7,500	5,780

Total	22,784	19,575	48,800	32,540

Gross Profit	11,777	6,311	23,970	10,478

Operating Expense
Research & development	3,818	2,687	6,601	5,745
Selling & marketing	5,669	3,907	14,485	6,695
General & administrative	4,994	2,887	9,411	5,404

Total	14,481	9,481	30,497	17,844

Operating loss	(2,704)	(3,170)	(6,527)	(7,366)

Other income (expense), net	949	114	1,869	211

Pre-tax loss	(1,755)	(3,056)	(4,658)	(7,155)
Income tax expense	22	—	36	2

Net loss	$(1,777)	$(3,056)	$(4,694)	$(7,157)

Net loss per common share:
Basic and diluted	$(0.08)	$(0.30)	$(0.20)	$(0.72)

Shares used in Per Common Share Calculations:
Basic and diluted	23,431	10,139	23,403	10,008

Stock-based compensation included in above figures:
Cost of product revenue	$68	$6	$123	$9
Cost of contract revenue	57	7	111	11
Research & development	89	22	180	32
Selling & marketing	74	3	106	3
General & administrative	263	75	518	135

Total	$551	$113	$1,038	$190

iRobot Corporation
Condensed Consolidated Balance Sheet
(in thousands)

	July 1,	December 31,
	2006	2005
	(unaudited)	(audited)
Assets

Cash and equivalents	$7,732	$76,064
Short term investments	67,400	—
Accounts receivable, net	8,109	23,045
Unbilled revenues	1,214	1,424
Inventory, net	16,843	15,903
Other current assets	1,269	1,533

Total current assets	102,567	117,969
Property, plant and equipment, net	7,333	6,966

Total assets	$109,900	$124,935

Liabilities and stockholders’ equity

Accounts payable	$10,240	$23,721
Accrued expenses	4,343	3,484
Accrued compensation	4,468	4,002
Provision for contract settlement	5,096	5,154
Deferred revenue	1,591	1,018

Total current liabilities	25,738	37,379

Stockholders’ equity	84,162	87,556

Total liabilities and stockholders’ equity	$109,900	$124,935